Registration Statement No. 333-156118

Filed pursuant to Rule 424(b)(3)

Amendment dated July 2, 2009 to

Pricing Supplements No. 32, 33, 34, 35 and 37, dated January 30, 2009 to Prospectus Supplement and Prospectus each dated December 15, 2008 relating to the AB Svensk Exportkredit (Swedish Export Credit Corporation) Medium-Term Note Program

ELEMENTSSM

Linked to the Rogers International Commodity Index®

—Total ReturnSM

Due October 24, 2022

The following issuances occurred between June 1, 2009 and the date of this amendment:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$5,000,000	72.931%	$3,646,550	June 8, 2009
$5,000,000	72.800%	$3,640,000	June 10, 2009
$7,000,000	72.236%	$5,056,520	June 11, 2009
$10,000,000	71.563%	$7,156,300	June 12, 2009
$5,000,000	72.992%	$3,649,600	June 15, 2009
$5,000,000	73.251%	$3,662,550	June 16, 2009
$5,000,000	74.622%	$3,731,100	June 17, 2009
$3,000,000	71.864%	$2,155,920	June 23, 2009

Linked to the MLCX Grains Index®

—Total ReturnSM

Due February 13, 2023

The following issuances occurred between June 1, 2009 and the date of this amendment:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$1,000,000	61.791%	$617,910	June 22, 2009

Linked to the Rogers International Commodity Index®

—Agriculture Total ReturnSM

Due October 24, 2022

The following issuances occurred between June 1, 2009 and the date of this amendment:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$5,000,000	82.130%	$4,106,500	June 8, 2009
$5,000,000	80.873%	$4,043,650	June 10, 2009
$5,000,000	78.454%	$3,922,700	June 12, 2009
$10,000,000	78.454%	$7,845,400	June 12, 2009
$5,000,000	79.177%	$3,958,850	June 17, 2009
$2,000,000	75.091%	$1,501,820	June 22, 2009

Linked to the Rogers International Commodity Index®

—Energy Total ReturnSM

Due October 24, 2022

The following issuances occurred between June 1, 2009 and the date of this amendment:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$1,000,000	58.952%	$589,520	June 8, 2009
$4,000,000	63.046%	$2,521,840	June 23, 2009

Linked to the Rogers International Commodity Index®

—Metals Total ReturnSM

Due October 24, 2022

The following issuances occurred between June 1, 2009 and the date of this amendment:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$1,000,000	72.889%	$728,890	June 8, 2009
$5,000,000	76.526%	$3,826,300	June 15, 2009
$1,000,000	78.782%	$787,820	June 17, 2009
$1,000,000	74.107%	$741,070	June 24, 2009

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$91,000,000	74.610%	$67,890,810	$3,788.30(1)

(1)           The registration fee is calculated in accordance with Rule 457(r) under the Securities Act.  As of the filing of this pricing supplement, there are unused registration fees of $26,837.30 that have been paid in respect of the securities covered by pricing supplements Nos. 32, 33, 34, 35, 36, 37 and 38 under the registration statement on Form F-3 (No. 333-156118) of which these pricing supplements are a part. After giving effect to the registration fee for these offerings, $23,048.88 remains available for future offerings for such pricing supplements described above.